ARTICLES OF AMENDMENT AND RESTATEMENT

OF THE ARTICLES OF INCORPORATION OF

SENTECH, INC.

(a Maryland corporation)

ARTICLE I

NAME

The name of the corporation (the "Company") is SENTECH, INC.

ARTICLE II

PURPOSE

The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Company in the State of Maryland is 7475Wisconsin Avenue, Suite 900, Bethesda, MD 20814. The name of the resident agent of the Company in the State of Maryland is Corporation Service Company, whose post address is CSC- Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, MD 21202. The resident agent is a citizen of and resides in the State of Maryland.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1     Number of Directors. The business and affairs of the Company shall be managed under the direction of the Board of Directors. The number of directors of the Company initially after these Articles of Amendment and Restatement are filed shall be five (5), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL"). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

John Chapel

John Allen

William Mutryn

Jonathan Hurwitch

Rajat Sen

Section 4.2     Actions by Majority Approval.     Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3     Preemptive Rights and Appraisal Rights.     Except as may be provided by contract, no holder of shares of stock of the Company shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Company or any other security of the Company which it may issue or sell. Holders of shares of stock shall not be entitled 'to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.4     Indemnification.      The Company shall, to the maximum extent permitted by the MGCL, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director of the Company and (b) the Chief Executive Officer, President, and other executive officers as determined by the Board of Directors, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any officer, employee or agent of the Company or a predecessor of the Company.

Section 4.5     Determinations by Board.     The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its stock: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Company; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of stock of the Company; the number of shares of stock of any class of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to· be determined by the Board of Directors.

Section 4.6     Removal of Directors.     Any director, or the entire Board of Directors, may be removed from office at any time, but only by the· affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

ARTICLE V

STOCK

Section 5.1     Authorized Shares.     The Company has authority to issue 1,000,000 shares of stock, all of which shares shall be common stock, par value $01 per share ("Common Stock").

Section 5.2     Common Stock.     Except as may otherwise be specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote.

Section 5.3     Charter and Bylaws.     The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 5.4     Cumulative Voting.     Stockholders of the Company shall not have the right to cumulative voting.

Section 5.5     Action by Written Consent.     Holders of Common Stock may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting if the Company gives notice of the action to each holder of Common Stock not later than I 0 days after the effective date of the action.

ARTICLE VI

AMENDMENTS

The Company reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law,' including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland Jaw or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE VII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors of a corporation, no present or former director of the Company shall be liable to the Company or its stockholders for money damages. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed and acknowledged these Articles of Amendment and Restatement as the President and the Secretary of the Company, and swear under penalty of perjury that the foregoing is a corporate act, as of May   8 , 2009.

SENTECH, INC.

By:	/s/ Jonathan Hurwitch
Jonathan Hurwitch, President

By:	/s/ R. John Chapel
R. John Chapel, Secretary